EXHIBIT 99.1



Contact: Matthew M. Loar
         Chief Financial Officer
         Phone: 650-562-1424

FOR IMMEDIATE RELEASE:
----------------------

            Genelabs Announces Board Approval of Reverse Stock Split

Redwood City, Calif. - December 6, 2005 - Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that its board of directors has approved the implementation of a one-for-five reverse split of the company's common stock. The reverse split was previously approved by the company's shareholders at the company's annual shareholder meeting on June 14, 2005.

Genelabs' common stock will begin trading on a split-adjusted basis when the market opens on Monday, December 19, 2005. For a period of 20 trading days beginning December 19, 2005, Genelabs' common stock will trade on a post-split basis under the trading symbol "GNLBD" as an interim symbol to denote its new status. After this 20 trading day period, Genelabs' common stock will resume trading under the symbol "GNLB."

The reverse split is intended to broaden Genelabs' investor base and help the company regain compliance with Nasdaq's $1.00 minimum bid price listing requirement by increasing the share price and decreasing the number of shares, warrants and options outstanding.

Genelabs had 88,868,865 shares of common stock issued and outstanding at the end of trading on December 5, 2005, the date of board approval of the reverse split. When the market opens on December 19, 2005, there should be approximately 17,773,773 shares issued and outstanding if no warrants or options are exercised in the interim.

Genelabs will not issue fractional shares of common stock following the reverse split. Shareholders otherwise entitled to fractional shares will receive a cash payment equal to the average closing price of Genelabs common stock for the 30 trading days ending five days preceding the effective date of the reverse split. Additional information about the reverse stock split is available in Genelabs' definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2005.

About Genelabs

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note:   Genelabs(R)  and  the  Genelabs  logo  are  registered   trademarks  and
Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the timing of the effectiveness of the reverse split of Genelabs' common stock and the trading price of Genelabs common stock after the reverse split is implemented. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, fluctuations in Genelabs' stock price; events which reduce Genelabs' future prospects, problems in initiating manufacturing or IND-enabling studies; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.